Exhibit 10.5

AMENDED AND RESTATED PROMISSORY NOTE

$1,000,000.00	As of July 13, 2015

This is an amendment and restatement of the One Million and 00/100 Dollars ($1,000,000.00) promissory note issued on July 5, 2013, together with the first allonge and second allonge thereto dated October 30, 2013 and June 10, 2015, respectively, by Mahmud Haq to Medical Transcription Billing, Corp. (collectively the “Original Promissory Note”).

FOR VALUE RECEIVED Medical Transcription Billing, Corp. (“MTBC”), a Delaware corporation, 7 Clyde Road, Somerset, New Jersey 08873 (“Maker”), unconditionally promises to pay to Mahmud Haq, an individual residing at 10 Beekman Road, Franklin Park, New Jersey 08823 (“Payee”), the sum of One Million and 00/100 Dollars ($1,000,000.00), with interest at the rate of seven percent (7%) per annum, calculated yearly, not in advance.

PAYMENT. Payment under this Amended and Restated Promissory Note (“Note” or “Amended and Restated Promissory Note”) shall be made in lawful money of the United States. Payment of principal and interest shall be made in full upon the earlier of either: (1) July 4, 2016; or (2) a default that is not cured within the timeframes set forth herein.

PREPAYMENT. Maker shall have the right to prepay this Note in full or in part at any time without premium or penalty.

CURRENT BALANCE. Certain payments were made on the Original Promissory Note prior to the date hereof such that the outstanding principal balance as of July 13, 2015 is Four Hundred Seventy Thousand, Eighty Nine and 00/100 Dollars ($470,089.00), plus accrued interest.

REBORROWING.     Subject to the mutual consent of Maker and Payee, Maker may have the right to re-borrow sums which have been prepaid under this Note in future periods, without the need for the execution of an allonge, amendment or restatement, as long as the total amount outstanding at any time does not exceed One Million and 00/100 Dollars ($1,000,000.00).

DEFAULT. The occurrence of any one or more of the following shall constitute an event of default as the term is used herein:

(a)     failure to pay interest or principal hereunder when the same are due; or

(b)     Maker becomes bankrupt or admits in writing inability to pay debts as they mature, or consents to the appointment of a trustee or receiver; or

(c)     a trustee or receiver is appointed for Maker or for all or part of Maker’s property.

REMEDIES. In the case of default, Maker shall have the opportunity to cure within seven (7) days of its receipt of written notice from Payee. In the event Maker fails to cure within said time period, then at the option of Payee, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall forthwith become due and payable upon notice. In the event that Payee is required to take any legal action to enforce this Note, Payee shall also be entitled to the reasonable costs of collection, including attorneys' fees.

LATE FEE. If any payment of principal or interest is not paid within five (5) days of its due date, a late fee equal to one percent (1%) of the payment shall be assessed and shall be immediately due and payable upon notice to Maker; to the extent such late fee or penalty would be deemed to be a usurious payment of interest, the same is waived.

DEFAULT INTEREST. Upon the occurrence of any default that shall not have been cured or waived, and continuing until such time as this Note is paid in full, and after maturity, the principal hereof then outstanding shall bear interest at the rate of nine percent (9%) per annum from the date of default until the date of actual payment of the entire amount of principal and accrued interest due.

NOTICES. All notices required, appropriate or necessary under the provisions of this Note shall be sent by Payee to Maker to the address set forth above.

BINDING EFFECT. This Note shall be binding upon and inure to the benefit of Payee and his successors and assigns.

NON-WAIVER. Any failure to enforce any provisions of this Note or other forbearance by Payee shall not to be deemed a waiver of the rights of Payee to enforce any provision of this Note at any later time.

ASSIGNMENT. Neither party may assign any of its right, title, interest or obligation in this Note without the prior written consent of the other party.

AMENDMENT. This Note may not be changed or amended unless such changes and amendments are in writing signed by Maker and Payee.

TIME OF THE ESSENCE. Time is of the essence regarding performance under this Note.

GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

MISCELLANEOUS. The effect of this Amended and Restated Promissory Note is to amend and restate the Original Promissory Note. This Amended and Restated Promissory Note shall constitute a renewal, extension and modification of the terms of the Original Promissory Note and evidences the same indebtedness that existed under the Original Promissory Note. To the extent that any rights, benefits or provisions in favor of Payee existed in the Original Promissory Note as of the date hereof, then such rights, benefits or provisions are acknowledged to be and to continue to be effective from and after the date of the Original Promissory Note. The Maker and the Payee agree and acknowledge that any and all rights, remedies and payment provisions under the Original Promissory Note, as hereby amended and restated, shall continue and survive the execution and delivery of this Amended and Restated Promissory Note. The Maker and the Payee further agree and acknowledge that any and all amounts owing or otherwise due under or pursuant to the Original Promissory Note immediately prior to the effectiveness of this Amended and Restated Promissory Note shall be owing and otherwise due pursuant to this Amended and Restated Promissory Note. All references to the Original Promissory Note in any agreement, instrument or document executed or delivered in connection herewith or therewith shall be deemed to refer to this Amended and Restated Promissory Note, as the same may be amended, restated, supplemented or otherwise modified from time to time.

No waiver, amendment or other modification of this Amended and Restated Promissory Note shall be binding upon either the Maker or the Payee, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Amended and Restated Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Amended and Restated Promissory Note.

IN WITNESS WHEREOF, this Note has been executed by Maker as of the date set forth above.

MAKER
Medical Transcription Billing, Corp.

Witness: /s/Amritpal Deol	By: /s/ Stephen A. Snyder
Name: Amritpal Deol	Name: Stephen A. Snyder
Its: President

PAYEE

Witness: /s/Amritpal Deol	/s/ Mahmud Haq
Name: Amritpal Deol	Mahmud Haq